Exhibit 5.1

April 3, 2017

Vantage Energy Acquisition Corp.

5221 N. O’Connor Boulevard, 11th Floor

Irving, Texas 75039

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Vantage Energy Acquisition Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-216129) (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of (a) 40,000,000 units (the “Firm Units”) of the Company, each such unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-third of one warrant of the Company (each whole warrant, a “Warrant”); each whole Warrant entitles the holder thereof to purchase one share of Common Stock as specified in the Registration Statement, (b) up to an additional 6,000,000 units that the underwriters will have a right to purchase from the Company to cover over-allotments (the “Option Units” and, together with the Firm Units, the “Units”) and (c) all shares of Common Stock and all Warrants issued as part of the Units as specified in the Registration Statement. The Units are being offered and sold pursuant to a prospectus (the “Prospectus”) forming a part of the Registration Statement.

In connection with the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Amended and Restated Certificate of Incorporation that is filed as Exhibit 3.2 to the Registration Statement; (ii) the Bylaws of the Company that are filed as Exhibit 3.3 to the Registration Statement, (iii) the Registration Statement, (iv) the form of the underwriting agreement proposed to be entered into between the Company and the underwriters named therein (the “Underwriting Agreement”) that is filed as Exhibit 1.1 to the Registration Statement, (v) the Specimen Unit Certificate that is filed as Exhibit 4.1 to the Registration Statement, (vi) the Specimen Class A Common Stock Certificate that is filed as Exhibit 4.2 to the Registration Statement, (vii) the Specimen Warrant Certificate that is filed as Exhibit 4.3 to the Registration Statement; (viii) the form of warrant agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) that is filed as Exhibit 4.4 to the Registration Statement and (ix) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

April 3, 2017 Page 2

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and (v) all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus relating thereto. We have further assumed that each of the documents identified in clauses (i) through (viii) of the preceding paragraph will be entered into, adopted or filed as appropriate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Units, when delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

April 3, 2017 Page 3

2.	The Common Stock included in the Units, when the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

3.	The Warrants included in the Units, when the Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.